Exhibit 10.2

FORM OF

VALUATION SERVICES AGREEMENT

This VALUATION SERVICES AGREEMENT (“Agreement”) dated as of [ ], 2012, is by and between Altus Group U.S. Inc. (“Altus”) and RREEF America Property Income Trust, Inc. (the “Company”) and shall become effective as of the date the Company commences operations.

WHEREAS, the Company is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes, and is externally managed and advised by RREEF America L.L.C (the “Advisor”).

WHEREAS, the Company intends to file a registration statement on Form S-11 for a “best efforts” continuous public offering of shares of its common stock pursuant to a prospectus (the “Prospectus”).

WHEREAS, pursuant to the terms of the Prospectus, until such time as the Company has received and accepted subscriptions for the minimum offering of at least $10,000,000 and released the proceeds from such subscriptions from the escrow account maintained for the benefit of the Company, the Company shall not commence operations.

WHEREAS the Company desires to hire Altus to perform certain independent valuation advisory functions should the Company commence operations.

NOW, THEREFORE, Altus and the Company hereby agree as follows:

1.	Services. Altus shall perform the services as described in Addendum A in accordance with the Company’s Valuation Guidelines set forth in Addendum B.

2.	Payment for Services. As compensation for the services rendered by Altus pursuant to this Agreement, the Company shall pay Altus in the amounts and in accordance with the terms and conditions set forth in Addendum A.

3.	Representations and Warranties.

(a)	Representations and Warranties of the Company. The Company represents and warrants to Altus that:

(i)	It is duly organized and validly existing in good standing under the laws of Maryland, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records.

(ii)	The execution, delivery and performance of this Agreement will not violate any provision of applicable law or any agreement or instrument to which it is bound.

(iii)

It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental

Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

(iv)	The Company or its agents will supply Altus with the property-specific information necessary to enable Altus to perform their duties pursuant to this Agreement. This information may include, but may not be limited to: rent rolls, annual budgets, leases or lease abstracts, access to the property and the property managers if necessary, engineering reports, environmental reports, updates regarding tenant activities if necessary, capital improvement budgets and plans, acquisition or disposition activity, etc.

(v)	The Company or its agents will alert Altus of any material event of which it is reasonably aware which could impact the appraised value of one or more of the Company’s property assets.

(b)	Representations and Warranties of Altus. Altus represents and warrants to the Company that:

(i)	It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records.

(ii)	The execution, delivery and performance of this Agreement will not violate any provision of applicable law or any agreement or instrument to which it is bound.

(iii)	It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any Governmental Entity having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

4.

Term and Termination of Agreement. This Agreement will become effective as of the date the Company commences operations and shall continue for a period of one year, with two successive one-year renewal terms. The renewal terms will automatically commence unless this Agreement is terminated by either party upon 90 days’ notice prior to the end of each respective term. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time and for any reason by providing 30 days’ notice; provided, however, the Company shall be obligated to pay Altus a pro rata share of the fee for the quarterly valuation services and daily valuation services for the quarter in which this Agreement is terminated; (ii) by Altus at any time and for any reason by providing 120 days’ notice; provided, however, Altus shall be required to provide quarterly valuation services and daily valuation services through the end of the calendar quarter in which this Agreement is terminated; or (iii) by Altus or the Company upon a material breach of this Agreement by the non-breaching party upon 10 days’ notice from the other; provided the breaching party has the opportunity to cure such breach, if curable, within such 10 day period.

5.	Notices. All notices and other communications hereunder shall be in writing and shall be delivered either by overnight delivery by a recognized national carrier (for example, UPS or Federal Express) or by facsimile transmission with a confirmation mailed by overnight delivery to the other party at the following address or such other address as each party may give notice to the other:

If to the Company:	If to Altus:

RREEF America Property Income Trust, Inc.	Altus Group U.S. Inc.
345 Park Avenue, 24th Floor	1920 Main Street, Suite 970
New York, NY 10154	Irvine, CA 92614

Fax: (646) 736-6803	Fax: (949) 757-4612
Attn: Julianna S. Ingersoll	Attn: Richard Kalvoda
Title: Chief Financial Officer	Title: Senior Executive Vice President Research, Valuation & Advisory

6.	Amendment, Assignment, and Other Matters.

(a)	Amendments. This Agreement may not be amended except by a writing signed by both parties.

(b)	Assignments. This Agreement shall not be assigned by any party without the written consent of the other party.

(c)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together will constitute one and the same instrument. Any electronic signature shall be deemed an original for the purposes of this Agreement.

(d)	Headings. The headings in this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

(e)	Choice of Law. This Agreement will be governed by and construed in accordance with the laws of New York, without giving effect to the principles of conflicts of law thereof.

(f)	Entire Agreement. This Agreement, including the Addenda and Terms and Conditions attached hereto, embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(g)	Survivability. The parties’ obligation under Sections 4 and 5 will survive termination of this Agreement.

(h)	No Joint Venture. The parties to this Agreement are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or other joint enterprise between them.

(i)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

RREEF America Property Income Trust, Inc.	Altus Group U.S. Inc.

By:	By:

Name:	Name:

Title:	Title:

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